Exhibit 99

FOR IMMEDIATE RELEASE

February 11, 2015

THE EASTERN COMPANY REPORTS EARNINGS WERE UP 6% FOR THE FOURTH
QUARTER AND 11% FOR TWELVE MONTHS OF 2014

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter and twelve months of 2014.  Net income for the fourth quarter was $2.0 million, or $0.33 per diluted share compared to the $1.9 million, or $0.31 per diluted share that was reported in the fourth quarter of 2013, a 6% increase, while net income for the full year 2014 was $7.7 million or $1.23 per diluted share, compared to $6.9 million or $1.11 per diluted share for the same period in 2013, an 11% increase.

Sales for the quarter were $34.4 million, compared to $34.3 million for the same period in 2013 and for the twelve months of 2014 net sales were $140.8 million compared to $142.5 million in 2013.

Leonard F. Leganza, Chairman, President and CEO stated, “Sales were somewhat flat in the fourth quarter and down slightly for the full year 2014 caused mostly because of lower military sales when compared to the 2013 periods.”

Mr. Leganza added, “During the fourth quarter of 2014, the Company established a plant in North Carolina which is preparing for the production of lightweight composite panels to begin during the second quarter of 2015.  The primary product will be lightweight composite panels to supply sleeper cabs for a newly designed Class 8 truck and in addition this location will enable us to expand our marketing and sales efforts of composite products throughout the Eastern U.S.A.  During the fourth quarter of 2014, we also completed the acquisition of Argo Transdata Corporation, located in Clinton, Connecticut.  Argo is a contract manufacturer of printed circuit board assemblies.  Its products are sold to numerous OEM’s in industries such as measurement systems, industrial controls, medical and military markets.”

Mr. Leganza continued, “Since the year 2000, the company has acquired Ashtabula Industrial Hardware, Inc, certain product lines of Hansen International, Greenwald Industries, the Big Tag Division of Dolan Enterprises, CCV, Royal Lock Corporation, Summit Manufacturing, F.A. Neider Company and Argo Transdata Corporation.  We continually seek out acquisition opportunities that make sense for the Company, will be accretive to earnings and increase shareholder value.”

Mr. Leganza concluded, “Our diversification, experienced management team and solid financial condition continue to provide us with the assets we need to take advantage of strategic growth opportunities when they become available, as well as to provide for our organic growth.  The Company also has the liquidity we need to acquire businesses which will add long term growth opportunities.  We are confident that the Company will continue to maintain its solid financial condition and remain in a position to increase shareholder value.”

The Eastern Company is a 156-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from twelve locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	14 wks	13 wks	53 wks	52 wks
	Jan 3, 2015	Dec. 28, 2013	Jan 3, 2015	Dec. 28, 2013
Net Sales	$ 34,393,056	$ 34,262,039	$140,825,360	$142,458,279

Net Income After Tax	2,033,271	1,923,596	7,661,476	6,901,921

Net Income Per Share:
Basic	$ 0.33	$ 0.31	$ 1.23	$ 1.11
Diluted	$ 0.33	$ 0.31	$ 1.23	$ 1.11

Weighted average
shares outstandings:
Basic	6,231,729	6,221,851	6,225,068	6,220,928
Diluted	6,231,729	6,238,089	6,237,914	6,237,758